Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 24, 2021, in the Registration Statement (Form S-4) of DPL Inc. for the registration of $415,000,000 of 4.125% Senior Notes due 2025.

/s/ Ernst & Young LLP
Indianapolis, Indiana
March 15, 2021